EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                    THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made by SOUTHERN MICHIGAN BANCORP, INC., a Michigan corporation (the "Corporation"), and John H. Castle ("Executive") and amends and restates in its entirety the Employment Agreement between the Corporation and Executive effective January 1, 2004 (the "Prior Agreement"). The parties agree as follows.

                    WHEREAS, the Board of Directors of the Corporation believes that the future services of the Executive as provided in this Agreement will be of great value to the Corporation; and

                    WHEREAS, the Corporation operates wholly owned commercial banking subsidiaries known as Southern Michigan Bank & Trust ("SMB Bank") and FNB Financial ("FNB Bank"), each of which is engaged in the general business of banking (the "Banks"); and

                    WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to secure Executive's continued services and to ensure Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as hereafter defined) of the Corporation, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive's full attention and dedication to the Corporation and the Bank, the Board of Directors has authorized the Corporation to enter into this Agreement; and

                    WHEREAS the Executive is willing to serve in the employ of the Corporation and the Bank on a full-time basis as provided in this Agreement;

                    NOW, THEREFORE, the parties agree as follows.

          1.          Effective Date and Term. This Agreement will take effect as of ________, 2008 ("Effective Date"). This Agreement shall remain in effect until the end of the calendar year following that in which either party gives the other Notice (as defined in Section 14) of intention to terminate this Agreement; provided, however, that:

          (a)          except for termination as provided above pursuant to Notice from the Executive to the Corporation, this Agreement will not terminate during an "Active Change in Control Proposal Period" (as defined in Section 10), even if the Corporation has given the Executive Notice of intention to terminate this Agreement;

          (b)          except for termination as provided above pursuant to Notice from the Executive to the Corporation, upon the occurrence of a "Change in Control" (as defined in Section 9) the term of this Agreement shall automatically be extended until the second anniversary of the effective date of the Change in Control, even if the Corporation has given Notice of intention to terminate this Agreement; and

          (c)          termination of this Agreement shall not affect the obligations of either party accrued before termination of this Agreement, the obligations of the Corporation under Section 7(B)(ii) with regard to a termination of the Employment before this Agreement terminates, the Executive's obligations under Section 11, 12 or 13, or the obligations of the parties under Section 18 or 20.

          2.          Employment. Executive will serve as: (A) Chairman and Chief Executive Officer of the Corporation and Chairman and Chief Executive Officer of SMB Bank; (the "principal positions"); and (B) in such positions with Affiliates (defined for purposes of this Agreement as any organizations controlling, controlled by or under common control with the Corporation) as reasonably requested by the Corporation, provided that the duties of such positions are consistent with Executive's responsibilities in his principal position; (together, the "Employment"). As used in this Agreement, the term "Corporation" includes the Banks, unless the context clearly required otherwise.

Executive will serve the Corporation and the Banks well and faithfully during the Employment and will devote his best reasonable full time business efforts to the Employment, except that Executive may engage in civic and professional activities, investment oversight, and service on boards of directors as long as such activities do not constitute a conflict of interest or impair the Executive's performance of the duties of the Employment. The Employment may be terminated during the term of this Agreement as provided in Sections 4 and 5.

          3.          Compensation. Executive will be compensated during the Employment as follows:.

          (a)          Salary. Executive's salary ("Salary") will be $221,000 for 2008, subject to required payroll deductions and payable in weekly, bi-weekly or semi-monthly installments pursuant to the Corporation's normal payroll practices. Such Salary shall be subject to review annually commencing in 2009 and shall be maintained or increased during the term hereof as determined by the Corporation's Board of Directors.

          (b)          Bonus. Executive will participate in any bonus programs for senior executives of the Corporation or the Banks. The Corporation shall negotiate in good faith with the Executive an incentive bonus plan providing the Executive with an annual bonus opportunity, upon attainment of goals established pursuant to the plan, equal to comparable amounts paid to other senior officers of the Corporation.

          (c)          Equity Plans. Executive will participate in any stock option or other equity based compensation programs ("Equity Plans") offered by the Corporation, at a level commensurate with Executive's principal position.

          (d)          Fringe Benefits. Executive will participate in health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering the Corporation's salaried employees as a group, and in any programs applicable to senior executives of the Corporation or the Banks. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs are subject to change from time to time in the Corporation's discretion, except that Executive will at all times receive the following specific benefits:

          i.          Four weeks paid vacation per year, to be taken in the year earned, and which may not be accumulated or carried forward except with the written approval of the Chairman of the Executive Committee;

          ii.          The use of an executive automobile at the expense of the Corporation and payment by the Corporation of all insurance, maintenance and business fuel expenses relating to the automobile;

          iii.          Corporation-paid membership for the Executive in the Coldwater Country Club, and such other clubs as agreed to by the parties from time to time, including all dues, fees and assessments.

          (e)          Business Expenses. The Corporation will reimburse Executive for reasonable ordinary and necessary business expenses incurred in the course of the Employment, for fees and expenses of Executive's attendance in the course of the Employment at banking related conventions and similar events, for reasonable professional association and seminar expenses, and for any additional expenses authorized by the Corporation, subject to the Executive's submission of proper documentation for tax and accounting purposes. Reimbursement under this section will be paid within thirty (30) days after the Executive submits documentation as provided by this Section, provided that payments may not be made after March 15 of the calendar year following the calendar year in which the expenses were incurred.

          4.          Termination of the Employment Without Severance Pay. Executive shall not be entitled to any further compensation from the Corporation or any Affiliate after termination of the Employment as permitted by this Section 4, except (A) unpaid Salary installments through the end of the week in which the Employment terminates, (B) any vested benefits accrued as of the date of termination of the Employment under the terms of any written Corporation or Bank employment, compensation or benefit program; and (C) any rights of Executive to indemnification under the provisions of the Articles or Bylaws of the Corporation or the Banks (together, the "Vested Rights").

          (a)          Death. The Employment will terminate automatically upon Executive's death.

          (b)          Disability. The Corporation may terminate the Employment due to Executive's "Permanent Disability", as defined and provided for in this Section 4(b). If Executive has been unable by reason of physical or mental disability to properly perform his duties hereunder for a period of one hundred eighty (180) days, the Corporation may give the Executive Notice of its intention to terminate the Employment due to Permanent Disability. If Executive wishes to contest the existence of termination due to Permanent Disability, he must give the Corporation Notice of his disagreement within ten (10) days after receipt of the Notice from the Corporation, and he must promptly submit to examination by three physicians in the Coldwater Michigan area who are reasonably acceptable to both Executive and the Corporation (with consultation from other physicians as determined by those three). If (A) within sixty (60) days after receipt by the Executive of the Notice from the Corporation, two of such physicians shall issue their written statement to the effect that in their opinion, based on their diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within sixty (60) days after the date of such statement, and (B) Executive does in fact within such sixty (60) day period resume the Employment and properly perform his duties hereunder, then the Employment shall not be terminated due to Permanent Disability. It is understood that the Corporation has the right to terminate the Employment due to Executive's disability without meeting the standards in this Section 4(b), but in that event the termination shall be deemed to be a termination of the Employment pursuant to Section 5(a).

          (c)          Termination by Corporation for Cause. The Corporation may terminate the Employment for "Cause", defined as removal by order of a regulatory agency having jurisdiction over the Corporation or the Banks, or the Executive's willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within thirty (30) days after the Corporation gives Notice thereof to the Executive; it being expressly understood that negligence or bad judgment shall not constitute "Cause" so long as such act or omission shall be without intent of personal profit and is reasonably believed by the Executive to be in or not adverse to the best interests of the Corporation.

          (d)          Discretionary Termination by Executive. Executive may terminate the Employment at will, with at least thirty (30) days advance Notice.          If Executive gives such notice of termination, the Corporation may (but need not) relieve Executive of some or all of Executive's offices and responsibilities for part or all of such notice period, provided that Executive's Salary and benefits are continued for the lesser of thirty (30) days or the remaining period of the Employment.

          (e)          Termination of Employment after Termination of This Agreement. If Executive continues to be employed by the Corporation or the Banks after termination of this Agreement as provided in Section 1, Executive's employment shall be terminable by either party at will.

          5.          Termination With Severance Pay. Executive shall not be entitled to any further compensation from the Corporation or any Affiliate after termination of the Employment as permitted by this Section 5, except (A) Vested Rights; and (B) Severance Pay under Section 6 or the Cash Payment under Section 7, whichever is applicable.

          (a)          Discretionary Termination by Corporation. The Corporation may terminate the Employment during the term of this Agreement at will, by Notice to Executive. Any termination of Executive's Employment by the Corporation under Section 4 that is found not to meet the standards of such Section will be considered to have been a termination under this Section 5(a).

          (b)          Termination by Executive for Good Reason After a Change in Control. Executive may terminate the Employment during the term of this Agreement for "Good Reason" after the occurrence of a Change in Control if there is a material negative change to the employment relationship between Executive and the Corporation because: (A) Executive is removed from any of his principal positions; or (B) the status, authority or responsibility of Executive's principal positions is materially diminished; or (C) Executive's Salary as then in effect is materially reduced, or (D) Executive's bonus opportunity is materially reduced; or (E) the overall value to Executive of the fringe benefit programs in which he participates (other than Equity Plans) is materially reduced from the overall value of the fringe benefit programs applicable to Executive immediately before the Change in Control; or (F) any requirement of the Corporation that Executive be based anywhere other than in Branch or contiguous counties or any substantial increase in the business travel required of Executive; or (G) any material breach by the Corporation or the Banks or any successor of its obligations to Executive under this Agreement.

          Executive may not terminate the employment for "Good Reason" unless:

          i.          Executive notifies the Board in writing, within 90 days after Executive becomes aware of the act or omission constituting Good Reason that the act or omission in question constitutes Good Reason and explaining why the Executive considers it to constitute Good Reason;

          ii.          the Corporation fails, within 30 days after notice from Executive under i. above, to revoke the action or correct the omission and make the Executive whole; and

          iii.          Executive gives notice of termination within 90 days after expiration of the 30-day period under ii. above.

          6.          Severance Pay. The Corporation will pay and provide Executive with the payments and benefit continuation provided in this Section 6 ("Severance Pay") if Executive's Employment is terminated during the term of this Agreement as provided in Section 5(a) above in a manner that constitutes a "separation from service" as that term is defined by Section 409A of the Internal Revenue Code of 1986 (the "Code") and Executive is not entitled to the Cash Payment (as defined in Section 7). If Executive becomes entitled to Severance Pay under this Section, and subsequently becomes entitled to the Cash Payment under Section 7(B)(ii), the amount of the Cash Payment under Section 7 shall be reduced by the amount of Severance Pay already received by Executive under this Section 6, and no further Severance Pay will be payable under this Section 6.

          (a)  Amount and Duration of Severance Pay. Subject to the other provisions of this Section, Severance Pay will consist of:

          i.          Salary Continuation. Continuation of Executive's Salary for fifty-two (52) weeks following the week in which the Employment terminates (the "Severance Pay Period"), subject to required payroll withholding; and

          ii.          Health Coverage Continuation. Reimbursement by the Corporation of expenses incurred by Executive to continue Executive's then current employee and dependent health, dental, and prescription drug coverage under COBRA during the Severance Pay Period, provided (A) that Executive elects and remains eligible for COBRA continuation coverage, (B) that Executive continues to pay the normal employee contribution for such coverage, (C) that the Corporation's obligation to provide coverage will end if Executive becomes eligible for comparable coverage from a new employer; and (D) that reimbursements under this Section will be made within thirty (30) days after the Executive submits documentation of the reimbursable expense, but may not be made after the last day of the second calendar year following the calendar year in which the Executive's employment terminates; and

          iii.          Outplacement Assistance. Reimbursement of up to $5,000.00 of outplacement assistance from an outplacement assistance firm selected by Executive and approved by the Corporation (whose approval shall not be unreasonably withheld). Expenses must be incurred under this Section by the last day of the second calendar year following the calendar year in which Executive's Employment terminates. Such expenses will be reimbursed within thirty (30) days after the Executive submits documentation of the expenses, provided that payments may not be made after the last day of the third calendar year following the calendar year in which Executive's Employment terminates.

Executive will receive the Salary continuation provided in Section 6(a)(i) notwithstanding any other earnings that Executive may have, and subject to offset only as provided in Section 6(c). If Executive dies during the Severance Pay Period, Salary continuation under Section 6(a)(i) will continue for the remainder of the Severance Pay Period for the benefit of Executive's designated beneficiary (or Executive's estate if Executive fails to designate a beneficiary), and health coverage continuation under Section 6(a)(ii) will continue for Executive's eligible dependants for the remainder of the Severance Pay Period subject to the conditions in Sections 6(a)(ii) (A) and (B).

          (b)          Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with Executive's obligations under this Agreement that continue after termination of the Employment; and (ii) Executive must resign upon written request by Corporation from all positions with or representing the Corporation or any Affiliate, including but not limited, to membership on boards of directors; and (iii) Executive must provide the Corporation for a period of thirty (30) days after the Employment termination date with consulting services regarding matters within the scope of Executive's former duties upon request by the Corporation's Chief Executive Officer; provided, however, that Executive will only be required to provide those services by telephone at Executive's reasonable convenience and without substantial interference with Executive's other activities or commitments.

          (c)          Reductions to Severance Pay. The Severance Pay due to Executive under Section 6(a)(i) for any week will be reduced (but not below 0) by: (i) any disability benefits to which Executive is entitled for that week under any disability insurance policy or program of the Corporation or any Affiliate (including but not limited to worker's disability compensation); and (ii) any severance pay payable to Executive under any other agreement or Corporation policy; (iii) any payment due to Executive under the Federal Worker Adjustment and Retraining Notification Act or any comparable state statute or local ordinance.

          7.          Cash Payment. The Corporation will make the payments provided for in this Section 7 if Executive's Employment is terminated during the term of this Agreement in a manner that constitutes a "separation from service" as that term is defined by Section 409A of the Code: (A) by Executive as permitted by Section 5(b) or (B) by the Corporation as provided in Section 5(a), and such termination of Employment occurs either (i) after the date of a Change in Control or (ii) within six months before the date of a Change in Control.

          (a)          Amount and Payment of Cash Payment. The Corporation will make a cash payment (the "Cash Payment") to Executive in an amount equal to 2.99 times the Executive's Average Compensation (as defined below). The Cash Payment shall be paid to Executive in a single lump sum on the tenth business day after termination of the Employment. If Executive dies after becoming entitled to the Cash Payment but before it has been paid, the Cash Payment will be made to Executive's designated beneficiary (or Executive's estate if Executive fails to designate a beneficiary).

          (b)          Average Compensation. As used in this Section 7 "Average Compensation" means (A) the sum of the Executive's Salary and cash bonuses for each of the most recent three complete calendar years of Executive's employment by the Corporation (or such lesser number of complete calendar years as the Executive has been employed by the Corporation) divided by (B) three (or the lesser number of complete calendar years for which the Executive has been employed by the Corporation). Average Compensation shall not include any amount, other than Salary and cash bonuses, included in Executive's taxable compensation for federal income tax purposes, such as the reporting of previously deferred compensation or gain realized upon exercise of any non qualified stock options.

          (c)          Health Coverage Continuation. In addition to the foregoing, the Corporation will reimburse Executive for expenses incurred by Executive to continue Executive's then current employee and dependent health, dental, and prescription drug coverage during the period of time in which the Executive would be entitled to continuation coverage under COBRA, provided (A) that Executive elects and remains eligible for COBRA continuation coverage, (B) that Executive continues to pay the normal employee contribution for such coverage, and (C) that the Corporation's obligation to provide coverage will end if Executive becomes eligible for comparable coverage from a new employer; and (D) that reimbursements under this Section will be made within thirty (30) days after the Executive submits documentation of the reimbursable expense, but may not be made after the last day of the calendar year following the second calendar year in which the Executive's employment terminates.

          (d)          Reductions to Cash Payment. The Executive will receive the Cash Payment notwithstanding any other earnings that Executive may have and without offset of any kind except required payroll deductions.

          8.          Gross-Up Payment. Within thirty (30) days following a payment to the Executive pursuant to Section 7 of this Agreement, the Corporation shall obtain a determination of whether any amount paid under this Agreement, either separately or in conjunction with any other payments, benefits and entitlements received by the Executive hereunder or under any other plan or agreement under which Executive participates or to which he is a party, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Code, and would thereby be subject to the excise tax, interest and penalties imposed by Section 4999 of the Code (the "Excise Tax"). In such event, the Corporation shall pay to Executive, within thirty (30) days of such determination, but no later than March 15 of the calendar year following the year in which Executive's separation from service (as defined by Code Section 409A) occurs, an additional cash payment (a "Gross-Up Payment"), in an amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes, interest or penalties with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, the Corporation shall pay to Executive, within thirty (30) days of such assessment, but no later than March 15 of the calendar year following the year in which the deficiency is assessed, the amount of such unreimbursed Excise Tax, plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount, provided that in no event shall such payment be made until six (6) months following Executive's separation from service, if at the time of such separation from service the Executive is a specified employee as defined by Section 409A of the Code. The Corporation shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any Gross-Up Payment paid under this Section shall be conclusively made by the Corporation's independent accountants, or other independent accountants retained by the Corporation, in consultation, if necessary, with the Corporation's independent legal counsel. If, after the Executive receives any gross-up payments or other amount pursuant to this Section, the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Corporation the amount of such refund within thirty (30) days of receipt by the Executive, on a grossed-up basis. If the Corporation deems it necessary or advisable to contest or appeal any assessment, or determination made by the Internal Revenue Service relating to the imposition of an Excise Tax as described herein (an "Excise Tax Contest/Appeal"), Executive covenants and agrees to reasonably cooperate with the Corporation in connection with the Excise Tax Contest/Appeal; provided, however, that the Corporation shall be responsible for all professional costs and expenses incurred by the Executive in connection with such Excise Tax Contest/Appeal.

          9.          Definition of Change in Control. As used in this Agreement, the term "Change in Control" means any of the occurrences listed in (a) below, subject to (b) and (c) below.

          (a)          A Change in Control shall be deemed to have occurred if:

          i.          Any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities;

          ii.          A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Corporation's Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter;

          iii.          During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors; or

          iv.          A merger, consolidation or reorganization is consummated with any other corporation pursuant to which the shareholders of the Corporation immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

          (b)          Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (a)(i) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (a)(i) hereof.

          (c)          Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination was at the request of or in response to a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), and who subsequently effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of Executive's employment.

          10.          Definition of "Active Change in Control Proposal Period". As used in this Agreement the term "Active Change in Control Proposal Period" shall mean any period:

          (a)          during which the Board of Directors of the Corporation has authorized solicitation by the Corporation of offers for a transaction which, if consummated, would constitute a Change in Control; or

          (b)          during which the Corporation has received a proposal for a transaction which, if consummated, would constitute a Change in Control, and the Board of Directors has not determined to reject such proposal without any counter-offer or further discussions; or

          (c)          during which any proxy solicitation or tender offer with regard to the securities of the Corporation is ongoing, if the intent of such proxy solicitation or tender offer is to cause the Corporation to solicit offers for or enter into a transaction that would constitute a Change in Control.

          11.          Confidentiality, Return of Property. Executive has obtained and may obtain confidential information concerning the business, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Corporation and its Affiliates, and those of third-parties that is not generally disclosed to persons not employed by Corporation or its subsidiaries. Such information (referred to herein as the "Confidential Information") may have been or may be provided in written form or orally. Executive shall not disclose to any other person the Confidential Information at any time during or after termination of the Employment, except that during the Employment Executive may use and disclose Confidential Information as reasonably required by the Employment. Upon termination of the Employment, Executive will deliver to the Corporation any and all property owned or leased by the Corporation or any Affiliate and any and all Confidential Information (in whatever form) including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards and other Corporation-provided equipment. Executive's commitments in this Section will continue in effect after termination of the Employment and after termination of this Agreement. The parties agree that any breach of Executive's covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

          12.          Inventions, Discoveries and Improvements. Executive hereby agrees to assign and transfer to the Corporation, its successors and assigns, his entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which he may discover to develop, either solely or jointly with others, during his employment hereunder and for a period of one year after termination of such employment, which would relate in any way to the business of the Corporation or any Affiliate of the Corporation, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Executive shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation his entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation. Executive's obligations under this Section 12 shall continue in effect, as to inventions, discoveries and improvements covered by this Section 12, notwithstanding any termination of the employment or this Agreement.

          13.          Noncompetition and Nonsolicitation.

          (a)          In view of Executive's importance to the success of the Corporation, Executive and Corporation agree that the Corporation would likely suffer significant harm from Executive's competing with Corporation during the Employment and for some period of time thereafter. Accordingly, Executive agrees that Executive shall not engage in competitive activities (except in Marginal Business Areas, as defined in Section 13(e)) either: (A) while employed by Corporation; or (B) if Executive's Employment is terminated during the term of this Agreement, during the Restricted Period (as defined below). Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Corporation, (i) in Branch County, Michigan, or in any county contiguous thereto (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Corporation or any of its Affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in Branch County, Michigan, or any of the counties contiguous thereto (including all municipalities) which competes directly or indirectly with the business of Corporation or any of its Affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1 percent of any class of publicly traded securities. For purposes of this Section 13 the term "Restricted Period" shall equal one (1) year, commencing as of the date of termination of Executive's Employment during the term of this Agreement.

          (b)          While employed by Corporation and for a period of one (1) year following any termination of Executive's Employment during the term of this Agreement, Executive agrees that Executive shall not, in any manner directly (i) solicit by mail, by telephone, by personal meeting, or by any other means, any customer or prospective customer of Corporation to whom Executive provided services, or for whom Executive transacted business, or whose identity become known to Executive in connection with Executive's services to Corporation (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Corporation or its Affiliates or reduce or refrain from doing any business with the Corporation or its Affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Corporation or any of its Affiliates and any such customer or prospective customer, or any shareholder of the Corporation. The term "solicit" as used in this Section 13 means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of Corporation or any of its Affiliates.

          (c)          While employed by Corporation and for a period of one (1) year following any termination of Executive's Employment during the term of this Agreement, Executive agrees that Executive shall not, in any manner directly solicit any person who is an employee of Corporation or any of its Affiliates to apply for or accept employment or a business opportunity with any other person or entity.

          (d)          The parties agree that nothing herein shall be construed to limit or negate that common law of torts or trade secrets where it provides broader protection than that provided herein.

          (e)          Activities by Executive that would otherwise violate Section 13(a) will not be considered a violation of this Agreement if such activities are conducted only with regard to a Marginal Business Area, defined as a line of business (other than banking) engaged in by the Corporation or any of its Affiliates but which represents less than 5% of the consolidated non-interest income of the Corporation and its Affiliates.

          (f)          Notwithstanding the foregoing, this Section 13 shall not apply after termination of the Employment if Executive is entitled to the Cash Payment under Section 7.

          (g)          If Executive's Employment is terminated during the term of this Agreement, the Executive's obligations under this Section shall survive termination of this Agreement.

          14.          Successors; Binding Agreement.

          (a)          This Agreement shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b)          The Corporation agrees that concurrently with any merger, consolidation or transfer of assets constituting a Change in Control, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effective date of any Change in Control shall be a material breach of the Corporation's obligations to Executive under this Agreement.

          (c)          This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

          15.          Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by facsimile transmission or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Corporation:	51 West Pearl Street Coldwater, MI 49036

If to the Executive:	78 Douglas Avenue Coldwater, MI 49036

Either party may change its address for Notices by Notice to the other party.

          16.          Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Corporation's board of directors, or a committee of the board of directors, and is agreed to in a writing signed by Executive and by the Chief Executive Officer of the Corporation. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

          17.          Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the non-competition covenant in this Agreement) is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

          18.          Dispute Resolution.

          (a)          Arbitration. The Corporation and Executive agree that except as provided in Section 18(b) the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement shall be arbitration under the procedures set forth in this Section; provided, however, that nothing in this Section prohibits a party from seeking preliminary or permanent judicial injunctive relief, or from seeking judicial enforcement of the arbitration award. The arbitrator shall be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator shall hold a hearing at which both parties may appear, with or without counsel, and present evidence and argument. Pre-hearing discovery shall be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator shall have subpoena power. The procedural rules for an arbitration hearing under this Section shall be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing shall be completed within ninety (90) days after the arbitrator has been selected and the arbitrator shall issue a written decision within sixty (60) days after the close of the hearing. The hearing shall be held in Coldwater, Michigan. The award of the arbitrator shall be final and binding and may be enforced by and certified as a judgment of the Circuit Court for Branch County, Michigan or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator shall be paid by the Corporation and one-half by Executive, except that the fees and expenses of the Arbitrator incurred by Executive shall be reimbursed in full by the Corporation with respect to any arbitration initiated after the date of a Change in Control. The attorney fees and expenses incurred by the parties shall be paid by each party, except that the Corporation shall reimburse the Executive's reasonable attorney fees incurred with regard to any arbitration proceeding initiated after a Change in Control unless the arbitrator finds that the Executive's claims or defenses in such proceeding lack merit and were asserted in bad faith. Any such reimbursement will be made within thirty (30) days after the Executive submits documentation of such expenses, provided that no payment will be made after the last day of the calendar year following the calendar year in which the expense was incurred. To the extent that (i) the reimbursement of attorney fees, together with any other payments under this Agreement that constitute separation pay under Code Section 409A and the regulations thereunder; (ii) a portion of such separation pay exceeds the amount that would be exempt from consideration as a deferral of compensation under Treas. Reg. § 1.409A-1(b)(9)(iii) (the "Excess Separation Payment"); and (iii) the Excess Separation Payment is not otherwise exempt from treatment as a deferral of compensation under Treas. Reg. § 1.409A-1(b), then such amounts shall be reduced to the extent necessary so that the Executive does not receive an Excess Separation Payment.

          (b)          Section 18(a) shall be inapplicable to a dispute arising out of or relating to Sections 12 of this Agreement.

          19.          Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive's Employment with the Corporation or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement, and this Agreement supersedes any pre-existing employment agreements, including the Prior Agreement, and any other agreements on the subjects covered by this Agreement; provided, however, except as expressly modified hereby, this Agreement shall not affect Executive's rights under the Deferred Compensation Agreement between Executive and SMB Bank, as amended, Executive's rights under the SMB Bank Supplemental Retirement Plan or under other retirement and health and welfare plans in which Executive participates which are maintained by the Corporation or its Affiliates.

          20.          Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the Branch County Circuit Court. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Corporation may be located at the time any action may be commenced. The parties agree that the locations specified above are mutually convenient forums and that each of the parties conducts business in Branch County.

          21.          Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

The parties made this Agreement effective as of the Effective Date in Section 1.

SOUTHERN MICHIGAN BANCORP, INC.

By:
	Nolan E. Hooker	John H. Castle
Its:	Chairman of the Compensation Committee	Chairman and Chief Executive Officer

	"Corporation"	"Executive"